UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                  July 19, 2005
                Date of Report (Date of earliest event reported)


                    KIWA BIO-TECH PRODUCTS GROUP CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                  000-33167                 84-0448400
(State or other jurisdiction       (Commission              (I.R.S. Employer
     of incorporation)             File Number)            Identification No.)


           415 West Foothill Blvd, Suite 206, Claremont, CA 91711-2766
                    (Address of principal executive offices)


                    Issuer's telephone number: (909) 626-2358


              (Registrant's telephone number, including area code)


      17700 Castleton Street, Suite 589, City of Industry, California 91748


          (Former Name or Former Address, if changed since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 19, 2005, our Board of Directors approved the appointment of Mr. Johnson Shun-Pong Lau as Chief Operating Officer and Mr. Qi Wang as Vice President - Technical.

Mr. Lau served as Vice President - Finance of a company listed on the OTC Bulletin Board from August 2004 to April 2005. Prior to that, Mr. Lau worked in the audit department of the Hong Kong and Beijing offices of Deloitte Touche Tohmatsu, for over seven years. Mr. Lau holds a bachelor's degree of commerce from Monash University, Australia received in 1996. He is a Certified Public Accountant in Hong Kong Institute of Certified Public Accountants (HKICPA) and a Certified Practising Accountant of CPA Australia.

Mr. Wang has served as a Professor and Advisor for Ph.D. students in the Department of Plant Pathology, China Agricultural University ("CAU") since January 2005. Prior to that, he served as assistant professor and lecturer at CAU from June 1997. He obtained his master degree and Ph.D. of agricultural science in July 1994 and July 1997, respectively, from CAU. Mr. Wang holds a bachelor's degree of science from Inner Mongolia Agricultural University received in July 1989. He is a committee member of various scientific institutes in China, including the National Research and Application Center for Increasing-Yield Bacteria, Chinese Society of Plant Pathology, Chinese Association of Animal Science and Veterinary Medicine and so on.

We have no written employment agreement with Mr. Lau or Mr. Wang.


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


/S/ LI WEI                      July 22, 2005     Chairman of Board of Directors
------------------                                and Chief Executive Officer
Wei Li


                                       2